REGISTRATION STATEMENT NO. 333-103909
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM S-2
                              POST-EFFECTIVE NO. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THE TRAVELERS INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                I.R.S. Employer Identification Number: 06-0566090

                                 P.O. BOX 990026
                        HARTFORD, CONNECTICUT 06199-0026
                                 (860) 308-1000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                ERNEST J. WRIGHT
                                    Secretary
                         The Travelers Insurance Company
                                P. O. Box 990026
                        Hartford, Connecticut 06199-0026
                                 (860) 308-1000
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code of Agent for Service)

     Approximate date of commencement of proposed sale to the public: The investment option interests covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X
                             _____

     If the Registrant elects to deliver its latest Annual Report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. _____

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ---


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                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS


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                         THE TRAVELERS INSURANCE COMPANY
                                  FIXED ANNUITY

The Travelers Insurance Company's Fixed Annuity is a flexible premium group deferred annuity Contract ("the Contract and/or Certificates") which provides a guaranteed fixed rate of return for your investment. We offer the Contract to employers for use with retirement plans and programs that qualify for favorable federal tax treatment. Where permitted by state law, we reserve the right to restrict purchase payments into the Contract. If you surrender your Contract, your Cash Value may be subject to a market adjusted value calculation and surrender charges.

This prospectus explains:

     o    the Contract and Certificate;

     o    The Travelers Insurance Company;

     o    the Interest Rates;

     o    Surrenders and Partial Surrenders;

     o    Surrender Charges;

     o    Market Adjusted Value;

     o    Death Benefit;

     o    Annuity Payments;

     o    other aspects of the Contract.

The group annuity contracts may be issued to employers on an unallocated or allocated basis. This Contract is issued by The Travelers Insurance Company. The Company is located at One Cityplace, Hartford, Connecticut 06103-3415. Travelers Distribution LLC, One Cityplace, Hartford, Connecticut 06103-3415 is the principal underwriter and distributor of the Contracts.

THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE TRAVELERS INSURANCE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                          PROSPECTUS DATED MAY 2, 2005.


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                                TABLE OF CONTENTS

                                                                            PAGE

Special Terms                                                                  1
Summary                                                                        3
The Insurance Company                                                          4
The Contract                                                                   4
     Application and Purchase Payments                                         4
Interest Periods                                                               5
     Establishment of Interest Rates                                           6
Surrenders                                                                     6
Transfers                                                                      6
Charges and Deductions                                                         7
     Contract Discontinuation and Market Adjusted Value                        9
     Premium Taxes                                                            10
     Reductions of Charges                                                    10
Death Benefit                                                                 11
     Distribution Rules                                                       11
     Election of Maturity Date and Settlement Options                         11
     Change of Maturity Date or Annuity Option                                12
     Annuity Options                                                          12
Investments by the Company                                                    13
Annual Statement                                                              13
Amendment of the Contracts                                                    13
Distribution of the Contracts                                                 13

                                       ii

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Federal Tax Considerations                                                    14
     General                                                                  14
     Section 403(b) Plans and Arrangements                                    14
     Qualified Pension and Profit-Sharing Plans                               15
     The Employee Retirement Income Security Act of 1974                      17
     Federal Income Tax Withholding                                           17
     Tax Advice                                                               18
Available Information                                                         19
Financial Statements                                                          19
Legal Opinion                                                                 19
Experts                                                                       20
Appendix A                                                                    21

                                      iii
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SPECIAL TERMS

In this prospectus, the following terms have the indicated meanings:

ANNUITANT - The person upon whose life the Contract is issued.

ANNUITY - Payment of income for a stated period or amount.

APPROVED PRODUCTS - Products approved by the Travelers Insurance Company.

BENEFICIARY(IES) - Beneficiary of this Contract is the Plan Trustee, unless the Plan provides otherwise.

CASH SURRENDER VALUE - The Cash Value less surrender charges and any applicable Premium Tax.

CASH VALUE - the value of net Purchase Payments in Your Account or an Individual Account less the amount of any surrenders, plus interest, sometimes referred to as "Account Value."

CERTIFICATE DATE - The date on which a certificate is issued, as shown on the Certificate Specifications page.

CERTIFICATE OF PARTICIPATION - A certificate stating the benefits to which each Participant is entitled under this Contract if issued.

CERTIFICATE YEAR - A twelve-month period beginning on the Certificate Date and each anniversary thereof. This may or may not coincide with the Plan year.

CODE - The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) - The Travelers Insurance Company.

DUE PROOF OF DEATH - (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death, (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

EXCESS PLAN CONTRIBUTIONS - Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

FIXED ACCOUNT - Part of the general account of the Company, which may invest in stocks, bonds, money market investments, real estate mortgages, real estate and other investments.

FIXED ANNUITY - An Annuity with payments that remain fixed as to dollar amount throughout the payment period.

INDIVIDUAL ACCOUNT - Account Value/Cash Value credited to a Participant or Beneficiary under this Contract.

MATURITY DATE - The date on which Annuity payments begin.

OUR OFFICE - The home offices of The Travelers Insurance Company located at One Cityplace, Hartford Connecticut 06103-3415. Please send all correspondence to P.O. Box 990009, Hartford, Connecticut 06199-0009.

PARTICIPANT - An eligible person who is a member in Your Plan.

PLAN - The Plan or the arrangement under Section 403(b) of the Code used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403, or 457 of the Code. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us.

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PLAN ADMINISTRATOR - The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION - Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE - The trustee specified in the Contract Specifications.

PREMIUM TAX - The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS - Payments of premium You make on behalf of the Participants under this Contract.

SEPARATION FROM SERVICE - The termination or permanent severance of a Participant's employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of a Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

SURRENDER - Funds distributed from the Contract or certificate for retirement, Separation from Service, loans, hardship withdrawals, death, disability, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles. Such surrender may or may not be subject to surrender charges and the market adjusted value calculations.

SURRENDER DATE - The date We receive Your Written Request or a Participant's Written Request if so authorized, for a Surrender.

VALUATION DATE - A date on which the Contract is valued.

WRITTEN REQUEST - Written information including requests for Contract, Beneficiary, ownership transfers, surrenders or other changes sent to Us in a written form satisfactory to Us and received in good order at Our Office. Requests for changes are subject to any action taken prior to Our receipt of the written information.

YOU, YOUR - The Contract owner.

YOUR ACCOUNT - Cash Value attributed to Purchase Payments plus interest credited to You under this Contract.

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SUMMARY

The Travelers Insurance Company Fixed Annuity is a flexible premium group deferred fixed annuity contract available to certain types of retirement plans and programs that receive favorable tax treatment under the Code such as qualified pension and profit sharing plans, tax deferred annuity plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers) and deferred compensation plans of state and local governments.

This prospectus describes both the Contract and the Certificate. The Contract and Certificate have similar features and provisions. An employer as the Contract Owner purchases the Contract to fund its Qualified Plan. The employer can purchase the Contract on an allocated or unallocated basis. If the employer purchases the Contract on an allocated basis, the employee participating in the Qualified Plan ("Participant") will be issued a Certificate. Generally, allocated contracts are issued to tax deferred annuity plans. If the employer purchases the Contract on an unallocated basis, the employer will be responsible for any accounts for the Participant and no Certificates will be issued by us. Generally, unallocated contracts are issued to qualified pension and profit sharing plans and deferred compensation plans of state and local governments.

The Contract is offered by The Travelers Insurance Company. It is an indirect wholly owned subsidiary of Citigroup Inc. The Contract is available only in those states where it has been approved for sale.

We deposit your Purchase Payments in Our Fixed Account. For each Purchase Payment, We establish an interest rate "period " and guarantee a rate of interest for that Purchase Payment for twelve months. At the end of the twelve months, We will establish a renewal rate of interest. (See "Guaranteed Interest Rates").

You may surrender your Contract at any time before the Maturity Date, but the Cash Value may be subject to a surrender charge and/or Our market adjusted value calculations. You may also take partial surrenders from your Contract; partial surrenders may be subject to a surrender charge. However, if your Contract was issued as part of a tax deferred annuity plan, deferred compensation plan or combined qualified plan/tax deferred annuity plan, You or a Participant, if authorized, may take partial surrenders after the first Contract/Certificate Year annually of up to 10% of the Cash Value of Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a surrender charge. We may waive surrender charges in certain instances. (See "Surrenders"). We also may deduct any applicable premium taxes from the amounts You surrender. A Participant may be subject to income tax and a 10% penalty tax if he or she is younger than 59 1/2 at the time of the full or partial surrender, and the full or partial surrender may also be subject to income tax withholding. (See "Federal Tax Considerations").

The market adjusted value calculations reflect the relationship between the interest rate on new deposits for this class of contracts on the date of surrender and the interest rate credited to amounts in Your Contract on the date of surrender. The Company has no specific formula for determining initial interest rates or renewal interest rates. However, such determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts invested in the Contract. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See Investments by the Company.) It is possible that the amount You receive upon surrender may be less than Your Purchase Payments if interest rates increase. It is also possible that if interest rates decrease, the amount You receive upon surrender may be Your net Purchase Payments plus accrued interest. On the Maturity Date You specified, the Company will make either a lump sum payment or start to pay a series of payments based on the Annuity Options you select. (See "Annuity Period").

If a Participant dies before the Maturity Date, the Contract provides for a death benefit which is the Cash Value of the Participant's Individual Account, less any applicable premium tax as of the date We receive Due Proof of Death. (See "Death Benefit").

We will deduct any applicable premium taxes from Cash Value either upon death, surrender, annuitization, or at the time You make a Purchase Payment to the Contract. (See "Surrenders Premium Taxes").

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The terms and conditions of the Plan govern what is available to Participants.
Participants should carefully consider the features of their employer's Plan, which may be different from the Contract and Certificate described in this prospectus. In addition, certain features described in this prospectus may vary from your Contract because of differences in applicable state law.

We offer a variety of fixed and variable annuity contracts. They offer features, including variable investment options, fees and/or charges that are different from those described in this prospectus. Upon request, Your agent can provide You with more information about those Contracts.

THE INSURANCE COMPANY

The Travelers Insurance Company is a stock insurance company chartered in 1863 in the state of Connecticut and has been continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands, and the Bahamas. The Company is an indirect wholly owned subsidiary of Citigroup Inc. The Company's home office is located at One Cityplace, Hartford, Connecticut 06103-3415.


On January 31, 2005, CITIGROUP INC. announced that it has agreed to sell its life insurance and annuity businesses to METLIFE, INC. The proposed sale would include The Travelers Insurance Company. The transaction is subject to certain domestic and international regulatory approvals, as well as other customary conditions to closing. The transaction is expected to close this summer. Under the terms of the transaction, The Travelers Insurance Company will distribute its ownership of Primerica Life Insurance Company and certain other assets, including shares of Citigroup preferred stock, to Citigroup Inc., or its subsidiaries prior to the closing. The Travelers Insurance Company has filed a current report on Form 8-K on February 2, 2005 with additional information about the transaction, including pro forma financial information. The filing can be found at the SEC's Internet website at http://www.sec.gov.

The transaction will not affect the terms or conditions of your annuity contract, and The Travelers Insurance Company will remain fully responsible for its contractual obligations to annuity contract owners.

THE CONTRACT

APPLICATION AND PURCHASE PAYMENTS

You may purchase a Contract through an authorized agent. The agent will send Your completed application or order to purchase, along with a minimum Purchase Payment of at least $1,000 for the Contract and $20 for each certificate to Us, and We will determine whether to accept or reject your application or order to purchase. If We accept your application or order to purchase, one of Our legally authorized officers will prepare and execute a Contract within two business days after We receive that application or order. We then will send the Contract to you through your sales representative.

We may:

     o    accept Purchase Payments up to $3 million without prior approval;

     o contact You or Your agent if the application or order form is not properly completed; and/ or

     o return your entire application or order form and Purchase Payment within thirty days if not properly completed.

We sell the Contract for use with certain qualified retirement plans. Please be aware that the Contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether this Contract is an appropriate investment for You. See Appendix A for information concerning qualified plans.

You may make additional Purchase Payments of at least $1,000 ($20 per Certificate) at any time before the Maturity Date. We will apply any subsequent net Purchase Payment You make within two Business Days after We receive it.

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INTEREST PERIODS

We deposit each net Purchase Payment (I.E., a Purchase Payment less any applicable Premium Tax charge) in our Fixed Account where We credit the Payment with interest daily at an effective annual interest rate between 1.0% and 3.0% for allocated contracts and 1.0% for unallocated contracts, depending on applicable states' statutory minimum requirements. We may, however, in our sole discretion, credit interest above the statutory minimum requirements. The actual minimum interest rate for your Contract will be on the Contract Specifications page. This rate will not change for the life of the Contract and will apply to any Certificates issues under the Contract.

The amount of interest We credit to a particular net Purchase Payment varies with that Purchase Payment's interest rate "period". We establish an interest rate "period " for each net Purchase Payment, and guarantee that rate for twelve months. At the end of that twelve-month guarantee period, We will determine and credit a renewal interest rate. We guarantee that renewal rate until the end of the current calendar year. After that, We will declare the second and all future renewal rates each subsequent January 1 and guarantee such rates through December 31 of each year.

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ESTABLISHMENT OF INTEREST RATES

When you purchase Your Contract, You will know the initial interest rate for your Purchase Payment. The Company has no specific formula for determining interest rates in the future. The interest rates will be declared from time to time as market conditions dictate. (See "Investments by the Company"). The Company may consider various factors in determining interest rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends, and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

The Company will make the final determination as to guaranteed interest rates to be declared. We cannot predict nor can We guarantee future interest rates.

SURRENDERS

There are two sets of rules when considering surrenders or partial surrenders from Your Contract. The first are rules and procedures that apply to surrenders and partial surrenders under the Contract; We discuss these provisions in this prospectus. The second are rules specific to Your Plan. Please consult Your Plan for information as to those provisions.

The Contract allows You to make a full or partial surrender by Written Request before the Maturity Date, subject to the surrender charges and in some instances, adjusted market value calculations. In addition, Participants, if so authorized, may make partial surrenders. We may discontinue the Contract or terminate a Participant's Individual Account under certain circumstances.

We will determine Your Cash Surrender Value (or Cash Surrender Value in an Individual Account) as of the next Valuation Date following Our receipt of a Written Request by You or the Participant, if so authorized. We may defer payment of any surrender up to six months from the date We receive Your notice of surrender, or such lesser period if required by state law. State law requires that if We defer payment for more than 30 days, We will pay the state required annual interest rate on the amount that we defer.

For the purposes of processing partial surrenders, We will take the amount surrendered from the most recent "period" first, and then from each subsequent "period" in descending order on a last-in, first out basis. Upon request, We will inform You of the amount payable upon a full or partial surrender. Any full or partial surrender may be subject to ordinary income tax and, if a Participant is younger than age 59 1/2 at the time of the full or partial surrender, a 10% penalty tax may apply. A full or partial surrender may also be subject to income tax withholding. A Participant may not be able to take partial surrenders from his or her Individual Account before age 59 1/2. A Participant should discuss his or her options with a qualified tax advisor. (See "Federal Tax Considerations".)

TRANSFERS

You may transfer amounts from the Fixed Account to products within Your Plan and to Approved Products not issued by Us. If you transfer Cash Value to Approved Products not issued by Us, Your transfers may not exceed 20% per Contract/Certificate Year of the Cash Value in the Fixed Account valued on each Contract/Certificate Year anniversary. We reserve the right to modify the amount available for transfer to Approved Products and to products not issued by Us.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions and thereby refuse to accept any request for withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators.

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CHARGES AND DEDUCTIONS

We will deduct the charges described below to cover our costs and expenses, the services provided, and our risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contract and for providing the benefits payable thereunder. Our administrative services and risks may include:

     o processing applications for and issuing the Contracts and certificates thereunder;

     o    maintaining Contract owner and Participant records;

     o    administering Annuity payments;

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     o    furnishing accounting services;

     o    reconciling and depositing cash receipts;

     o    providing Contract confirmations and periodic statements;

     o    providing toll-free inquiry services; and

     o the risk that our costs in providing the services will exceed our revenues from Contract charges (which cannot be changed).

The amount of the charge may not necessarily correspond to the costs associated with providing the services or benefits stated in the Contract. We may realize a profit on one or more of the charges, and may use any such profit for any corporate purpose. Surrender Charge

We do not assess front-end sales charges. We may, however, assess a surrender charge on full and partial surrenders made before the end of the eighth Contract/Certificate Year. The surrender charge for an allocated Contract is calculated based on the age of each Certificate. The surrender charge for an unallocated Contract is calculated based on the age of the Contract. The surrender charge is computed as a percentage of the Cash Value being surrendered and is as follows:

                                                         CHARGE AS A PERCENTAGE
         CONTRACT/CERTIFICATE YEAR                           OF CASH VALUE
         -------------------------                           -------------
                    1-2                                            5%
                    3-4                                            4%
                    5-6                                            3%
                     7                                             2%
                     8                                             1%
                    9+                                             0%

We will not assess a surrender charge on:

>  transfers to Approved Products within Your Plan

> certain benefit distributions that become payable under the terms of a Plan and other distributions, including:

     o retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     o    Separation from Service;

     o    hardship withdrawals as defined by the Code;

     o    minimum distributions as defined by the Code;

     o    return on Excess Plan Contributions;

     o    certain Plan expenses as mutually agreed upon between You and Us;

     o transfers to an employer stock fund as mutually agreed upon between You and Us; and

     o    annuitization under this Contract.

> if the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, and You elect to receive the Cash Value of the Contract in equal installments over a 5-year period.

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Unless payment of surrender charges are provided in a different manner, We will reduce your requested distribution by any applicable surrender charges.

In addition, for Contracts issued to tax deferred annuity plans, deferred compensation plans or combined qualified plans/tax deferred annuity plans, We may allow You or a Participant, if authorized, after the first Contract/Certificate Year to take partial surrenders annually of up to 10% of the Cash Value in Your Account/Individual Account as of the first Valuation Date of any given Contract Year without the imposition of a surrender charge. The free withdrawal allowance does not apply to full surrenders transferred directly to annuity contracts issued by other financial institutions. We reserve the right to modify the free withdrawal amount.

We reserve the right to modify the surrender charge provisions for Contracts issued in the future. This will not affect Your Contract if the Contract is in effect before the modification to the surrender charge is effective.

CONTRACT DISCONTINUATION AND MARKET ADJUSTED VALUE

Under certain circumstances, We may discontinue the Contract.

You may discontinue this Contract by Written Request at any time for any reason.

If the Contract is discontinued, any Certificates issued under the Contract will be discontinued.

We reserve the right to discontinue this Contract if:

     o the Cash Value of Your Contract is less than the termination amount shown on your Contract Specifications page. We state a termination amount on your Contract Specifications page. In general, this amount is $2,000 of the Cash Value of a Participant's Individual Account (the amount is $2,000 per Account for an allocated Contract and $20,000 per unallocated Contract). If the Cash Value in a Participant's Individual Account is less than that stated termination amount, We reserve the right to terminate that Account and move the Cash Value of that Participant's Individual Account to Your Account. We will move to Your Account at Your direction any Cash Value to which a Participant is not entitled under the Plan upon termination;

     o We determine within Our sole discretion and judgment that the Plan or administration of the Plan is not in conformity with applicable law; or

     o    We receive notice that is satisfactory to Us of Plan Termination.

If you discontinue this Contract because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, We will distribute the Cash Surrender Value directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

The following events will not trigger a market adjusted value:

     o retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     o    Separation from Service;

     o    hardship withdrawals as defined by the Code;

     o    minimum distributions as defined by the Code;

     o    return on Excess Plan Contributions;

     o    certain Plan expenses as mutually agreed upon between You and Us;

     o transfers to an employer stock fund as mutually agreed upon between You and Us; and

     o    annuitization under this Contract.

However, if you discontinue this Contract for any other reason than the events described immediately above or because of Our exercise of Our right to discontinue the Contract, We will determine the market adjusted value

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of the Contract. The market adjusted value is the current value as of the date of discontinuance and reflects the relationship between the rate of interest credited to funds on deposit under the Contract at the time of discontinuance to the rate of interest credited on new deposits for this class of contracts at the time of discontinuance. The market adjusted value may be greater than or less than the Cash Value of the Contract.

If the market adjusted value is less than the Cash Value of your Contract as of the date of discontinuance, We will pay You Your choice of:

     (a) the market adjusted value, less any amounts deducted on surrender, in one lump sum within 60 days of the date of discontinuance; or

     (b) the Cash Surrender Value of the Contract in equal installments over a 5-year period. We determine the amount deducted on surrender, if any, as of the date of discontinuance and will apply that amount to all installment payments. We will credit interest to the remaining Cash Value during this installment period at a fixed effective annual interest rate of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. Allowable distributions shown of Your Contract Specifications page are not allowed during the 5-year installment period.

If the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, We will pay You Your Choice of:

     (a) the Cash Surrender Value of the Contract within 60 days of the date of discontinuance; or

     (b) the Cash Value of the Contract in equal installments over a 5-year period. We will credit interest on the remaining Cash Value of the Contract during the installment period at a fixed annual rate of interest of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing of the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. We do not allow the allowable distributions shown on Your Contract Specifications page during the 5-year installment period.

MARKET ADJUSTED VALUE FORMULA: Payment on a partial or full surrender may be adjusted up or down by the application of the market adjusted value calculation. The market adjusted value formula is:


          MARKET ADJUSTED VALUE = CASH VALUE X (1+RO)(5) / (1+R1+.0025)(5)

Where:
RO is the average interest rate credited to amounts in the Contract on the date of discontinuance, and
R1 is the interest rate on new deposits for this class of contracts on the date of discontinuance.

PREMIUM TAXES

Certain state and local governments impose premium taxes. These taxes currently range from 0% to 5.0%, depending upon the jurisdiction. The Company is responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.

REDUCTIONS OF CHARGES

We may reduce or eliminate certain charges or alter the manner in which the particular charge is deducted. Generally, these types of changes will be based on our anticipation of lower sales expenses or perform fewer sales services due to:

     o    the size of the group participating in the Contract;

     o    an existing relationship to the contract owner;

     o    use of mass enrollment procedures; or

     o performance of sales functions by a third party which We would otherwise perform.

Please see your Contract for any reduction of charges provisions applicable to You.

DEATH BENEFIT

If applicable under Your Plan, We may pay a death benefit in a single sum to the Beneficiary if a Participant dies before the Maturity Date. We also may pay a death benefit under certain circumstances if the Annuitant dies on or after the Maturity Date.

The death benefit before the Maturity Date equals the Cash Value of a Participant's Individual Account less any applicable premium tax as of the date We receive Due Proof of Death. If the Annuitant dies on or after the Maturity Date, the death benefit will consist of any benefit remaining under the Annuity option then in effect.

We will pay interest on death proceeds of a Participant's Individual Account in accordance with regulation in effect by the state whose laws apply to the Contract.

DISTRIBUTION RULES

The distributions required by federal tax law differ for qualified plans depending on the type of Plan. Upon receipt of Due Proof of Death, the Beneficiary will instruct us how to treat the proceeds, subject to the distribution rules discussed below.

In general, the Beneficiary will receive any remaining contractual benefits upon the death of the Participant. The Beneficiary may receive the remaining benefits in a single sum or elect one of the settlement options. If the Participant dies after any mandatory distribution has begun but before his or her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as it was being paid out under the method of payment in effect at the time of death. If the Participant dies before the distribution of his or her entire interest has begun, the entire interest must be distributed within five years after the Participant's death or an Annuity payable over no longer than life or life expectancy must be distributed to an electing Beneficiary starting within one year of the Participant's death. A spousal designated Beneficiary may elect to defer distributions until the Participant would have attained the age of 70 1/2.

Please see Your Contract and Your tax advisor for more information. Annuity Options

ELECTION OF MATURITY DATE AND SETTLEMENT OPTIONS

You can select a Maturity Date when you apply for the Contract and/or when We issue a certificate thereunder; if You do not, the default age for certificate maturity is when a Participant reaches age 70 1/2.

You may elect to have all or a portion of the Cash Surrender Value of an Individual Account paid in a lump sum, or You may elect to have Your Cash Surrender Value or a portion thereof, distributed under any of the Annuity options described below. In addition, any amount payable from the Contact may be applied to an Annuity option. A Participant, if authorized, may apply any proceeds payable from his or her Individual Account to an Annuity Option.

To elect an Annuity option, You must send a Written Request to Our Office at least 30 days before such election is to become effective. If no option is elected for qualified Contracts, We will apply the Cash Surrender Value to Option 4 to provide a Joint and Last Survivor Life Annuity.

You must provide Us with the following information when you elect an Annuity option:

     o the Participant's name, address, date of birth, and social security number;

     o    the amount to be distributed in the form of an Annuity option;

     o    the Annuity option which is to be purchased;

     o    the date the Annuity option payments are to begin;

     o if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship, and address of the Beneficiary as designated by You; and

     o    any other data We may require.

CHANGE OF MATURITY DATE OR ANNUITY OPTION

You may change the Maturity Date at any time as long as such change is made in writing and is received by Us at least 30 days before the scheduled Maturity Date or date the Annuity option is scheduled to become effective. Once an Annuity option has begun, it may not be changed.

ANNUITY OPTIONS

You or a Participant, if authorized, may elect any one of the following Annuity options. Annuity payments may be available on a monthly, quarterly, semiannual, or annual basis. The minimum amount that may be applied to Annuity options is $2,000 unless We consent to a smaller amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals.

We use the Life Annuity Tables to determine the first monthly payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Surrender Value attributable to a Participant's Individual Account as of 14 days before the Maturity Date. We reserve the right to require satisfactory proof of age of any person on whose life We base Annuity payments before making the first payment under any of these options.

Any Cash Surrender Value We apply to an Annuity option will provide payments at least equal to those provided if the same amount was applied to purchase a single premium immediate Annuity We offer at that time for the same class of contracts. If it would produce a larger payment, We agree that We will determine the Annuity payment using the Life Annuity Tables in effect on the Maturity Date.

As provided in your Contract, We may adjust the age used to determine Annuity payments, and We may deduct premium taxes from Annuity payments.

OPTION 1 -- LIFE ANNUITY -- NO REFUND: The Company will make Annuity payments during the lifetime of the Annuitant ending with the last monthly payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for Beneficiaries.

OPTION 2--LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS ASSURED: The Company will make monthly Annuity payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120,180, or 240 months as elected, We will continue making payments to the Beneficiary during the remainder of the period.

OPTION 3 -- JOINT AND LAST SURVIVOR LIFE ANNUITY: The Company will make monthly annuity payments during the joint lifetime of the Annuitant and a second person. On the death of either person, We will continue making payments to the survivor. No further payments will be made following the death of the survivor.

OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE: The Company will make monthly Annuity payments during the joint lifetime of two persons on whose lives We base the payments. We will designate one of the two persons as the primary payee. We will designate the other person as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

OPTION 5 -- PAYMENTS FOR A FIXED PERIOD: The Company will make monthly payments for the period selected. If at the death of the Annuitant payments have been made for less than the period selected, the Company will continue to make payments to the Beneficiary during the remainder of that period.

OPTION 6 -- OTHER ANNUITY OPTIONS: The Company will make other arrangements for Annuity payments as may be mutually agreed upon by You and Us.

INVESTMENTS BY THE COMPANY

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing interest rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the interest rates are established. (See "Establishment of Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

ANNUAL STATEMENT

After the end of each calendar year, You will receive a statement that will show:

     o    Your Cash Value as of the end of the preceding year;

     o    all transactions regarding Your Contract during the year;

     o    Your Cash Value at the end of the current year; and

     o    the interest credited to Your Contract.

AMENDMENT OF THE CONTRACTS

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify You in writing of any such amendments.

DISTRIBUTION OF THE CONTRACTS

Travelers Distribution LLC ("TDLLC") an affiliate of the Company, is the principal underwriter of the Contracts. TDLLC is registered with the Securities and Exchange Commission under the Act as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. The Contract is offered through both affiliated and non-affiliated broker dealers.

The principal underwriter enters into selling agreements with certain broker-dealers registered under the Act. Under the selling agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, the Company may offer certificates to members of certain other eligible groups. The Company will pay a maximum commission of 6% of the Purchase Payment for the sale of a Contract. Tower Square Securities, Inc., an affiliate of the Company, receives greater compensation for selling the contract than nonaffiliated broker-dealers.

From time to time, the Company may offer customers of certain broker-dealers special interest rates and negotiated commissions. In addition, the Company may offer Contracts to members of certain other eligible groups through trusts or otherwise.

FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------
GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or Beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program. The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide legal or tax advice. Because of the complexity of the law and the fact that the tax results will vary depending upon many factors, you should consult with your tax and/or legal advisor regarding the tax implications of purchasing this Contract based upon your individual situation.

Congress has recognized the value of saving for retirement by providing certain tax benefits for annuities. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of Contract, Qualified or Non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Earnings under annuity Contracts, like interest payable as fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%).

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403 (b), 457 AS WELL AS IRA OWNERS:

While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for the higher limits to be effective at a state income tax level. In other words, permissible contribution limit for income tax purposes may be different at the federal level from your state's income tax laws. Please consult your employer or tax adviser regarding this issue.

SECTION 403 (B) PLANS AND ARRANGEMENTS

Purchase Payments for a tax-deferred annuity contract (including salary reduction contributions) may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501 (c) (3) of the Code. Within statutory limits ($14,000 in 2005, $15,000 in 2006), such salary reduction contributions are not currently includable in the gross income of the participants. Additional "catch-up contributions" may be made by individuals age 50 or over. Increases in the value of the Contract attributable to these Purchase Payments are similarly not subject to current taxation. Instead, both the contributions to the tax-sheltered annuity and the income in the Contract are taxable as ordinary income when distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions that may apply in certain situations.

Amounts attributable to salary reductions made to a tax-sheltered annuity and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant.

Certain distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403 (b) contract, certain qualified plans or to an Individual Retirement Arrangement (IRA) without federal income tax or withholding.

To the extent an eligible rollover distribution is not directly rolled over to another 403 (b) contract, an IRA or eligible qualified contract, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions which were not directly transferred to a qualified retirement program if the participant makes a rollover to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the Contract" is treated as a return of capital and is not taxable.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing trust described in Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code, a Purchase Payment made by an employer (including salary reduction contributions under Section 401(k) of the Code) is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or Beneficiary. For 2005, the applicable limits are $42,000 for total contributions and $14,000 for salary reduction contributions made pursuant to Code Section 401(k). Additional "catch-up contributions" may be made by individuals age 50 or over.

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

If a distribution that is eligible for rollover is not directly rolled over to another qualified retirement plan or IRA, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions that were not directly transferred to a qualified retirement program if the participant makes a rollover contribution to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions must begin by April Ist of the calendar year following the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i) (1) (B), distributions must begin by April Ist of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions which may apply in certain situations. Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make deductible contributions to an individual retirement annuity (IRA). The applicable limit ($2,000 per year prior to 2002) has been increased by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The limit is $3,000 for calendar years 2002-2004, $4,000 for calendar years 2005-2007, and will be indexed for inflation in years subsequent to 2008. (Note: The minimum Purchase Payment allowed for this Contract is $5,000.) Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse based on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2.

Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of $40,000 for each participant.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals. Such deferrals are subject to limits similar to those applicable to 403(b) and 401(k) plans.

The Owner of contracts issued under Section 457 plans by non-governmental employers is the employer or a contractor of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor. A different rule applies with respect to Section 457 plans that are established by governmental employers. The contract must be for the exclusive benefit of the plan participants (and their beneficiaries), and the governmental employer (and their creditors) must have no claim on the contract.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the participant retires. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or Beneficiary.

NONQUALIFIED ANNUITIES

Individuals may purchase tax-deferred annuities without any limits. The Purchase Payment receives no tax benefit, deduction or deferral, but taxes on the increases in the value of the Contract are generally deferred until distribution. Generally, if an annuity is owned other than by an individual, the owner will be taxed each year on the increase in the value of the Contract. An exception applies for Purchase Payments made before March 1, 1986. In addition, for Contracts issued after April 22, 1987, all deferred increases in value will be includable annually in the income of an Owner when that Owner transfers the Contract without adequate considerations.

The federal tax law requires nonqualified annuity contracts issued on or after January 19, 1985 to meet minimum mandatory distribution requirements upon the death of the Contract Owner. Failure to meet these requirements will cause the succeeding Contract Owner or Beneficiary to lose the tax benefits associated with annuity contracts, i.e., primarily the tax deferral prior to distribution. The distribution required depends upon whether an Annuity Option is elected or whether the succeeding Owner is the surviving spouse. Contracts will be administered by the Company in accordance with these rules.

If two or more nonqualified annuity contracts are purchased from the same insurer within the same calendar year, such annuity contracts will be aggregated for federal income tax purposes. As a result, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before annuitization of a contract will generally be taxed on an income-first basis to the extent of income in the Contract. Certain pre-August 14, 1982 deposits into a nonqualified annuity contract that have been placed in the Contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the Contract generally to the extent the Cash Value exceeds the investment in the Contract. The investment in the Contract is equal to the amount of premiums paid less any amount received previously that was excludable from gross income. Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash withdrawal under the tax law.

With certain exceptions, the law will impose an additional tax if a Contract Owner makes a withdrawal of any amount under the Contract that is allocable to an investment made after August 13, 1982. The amount of the additional tax will be 10% of the amount includable in income by the Contract Owner because of the withdrawal. The additional tax will not be imposed if the amount is received on or after the Contract Owner reaches the age of 59 1/2, or if the amount is one of a series of substantially equal periodic payments made for life or life expectancy of the taxpayer. The additional tax will not be imposed if the withdrawal or partial surrender follows the death or disability of the Contract Owner.

Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life, endowment, or annuity contract. Since different annuity contract have different expenses, fees, and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and expenses.

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, certain special provisions may apply to the Contract if the Owner of a Section 403 (b) plan Contract or the owner of a contract issued to certain qualified plans requests that the Contract be issued to conform to ERISA or if the Company has notice that the Contract was issued pursuant to a plan subject to ERISA.

ERISA requires that certain Annuity Options, withdrawals or other payments and any application for a loan secured by the Contract may not be made until the Participant has filed a Qualified Election with the plan administrator. Under certain plans, ERISA also requires that a designation of a Beneficiary other than the participant's spouse be deemed invalid unless the participant has filed a Qualified Election.

A Qualified Election must include either the written consent of the Participant's spouse, notarized or witnessed by an authorized plan representative, or the participant's certification that there is no spouse or that the spouse cannot be located.

The Company intends to administer all contracts to which ERISA applies in a manner consistent with the direction of the plan administrator regarding the provisions of the plan, in accordance with applicable law. Because these requirements differ according to the plan, a person contemplating the purchase of an annuity contract should consider the provisions of the plan.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution that is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

     1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(b) PLANS OR ARRANGEMENTS, FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS, OR FROM 457 PLANS SPONSORED BY GOVERNMENTAL ENTITIES

          There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a participant or Beneficiary may avoid this result if:

          (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

          (b) a complete term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

          (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 701/2 or as otherwise required by law.

          A distribution including a rollover that is not a direct rollover will require the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or Beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal Beneficiary is otherwise underwithheld or short on estimated taxes for that year.

     2.   OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

          To the extent not subject to the mandatory 20% withholding as described in (1) above, the portion of a nonperiodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election to opt out of withholding is not provided, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

     3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

          The portion of a periodic distribution that constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and cannot elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and/or an Owner, participant or Beneficiary who may make elections under a contract should consult with a qualified tax or legal adviser prior to such purchase or the making of an election. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, no taxable income is recognized for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico, and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non-resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

AVAILABLE INFORMATION

The Company files reports and other information with the Securities and Exchange Commission ("Commission"), as required by law. You may read and copy this information and other information at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You may also review this information by accessing the Commission's website at http://www.sec.gov.

Under the Securities Act of 1933, each Company has filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Registration Statement and the exhibits may be inspected and copied as described above. Although the Company furnishes certificate and contract owners with the Annual Reports on Form 10-K for the year ended December 31, 2004 the Company does not plan to furnish subsequent financial reports.

FINANCIAL STATEMENTS

The Company's latest annual report on Form 10-K has been filed with the Commission. It is incorporated by reference into this Prospectus and a copy of the annual report on Form 10-K must accompany this Prospectus.

The Form 10-K for the period ended December 31, 2004 contains additional information about the Company, including audited financial statements for the Company's latest fiscal year. The Company filed its Form 10-K on March 30, 2005 via Edgar File No. 33-03094.

If requested, the Company will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents). You may direct your requests to the Company at P.O. Box 990009, Hartford, CT 06199-0009, Attention: Annuity Services. The telephone number is
(800) 842-0086. You may also obtain copies of any documents, incorporated by reference into this prospectus by accessing the SEC's Website (http://www.sec.gov).

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under

Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by the Deputy General Counsel of the Company.

EXPERTS

THE TRAVELERS INSURANCE COMPANY

The consolidated financial statements and schedules of The Travelers Insurance Company and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2004, consolidated financial statements and schedules refer to changes in the Company's methods of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004, variable interest entities in 2003, and for goodwill and intangible assets in 2002.

APPENDIX A

Plans eligible to purchase the Contract are pension and profit sharing plans qualified under ss.401 (a) of the Internal Revenue Code, Section 403 (b) ERISA plans, and eligible state deferred compensation plans under ss.457 of the Code ("Qualified Plans"). Trustees should consider whether the Plan permits the investment of Plan assets in the Contract, the distribution of such an annuity and payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued Plan qualification and operation, earnings on Plan assets will accumulate value on a tax-deferred even if the Plan is not funded by this Contract. Trustees therefore should consider features of the Contract other than tax-deferral before investing in the Contract. In addition, because required minimum distributions must generally begin for annuitants after age 70 1/2, trustees should consider whether that the Contract may not be an appropriate purchase for annuitants approaching or over age 70 1/2.

To apply for this Contract, the trustee or other applicant must complete an application or purchase order for the Group Annuity Contract and make a Purchase Payment. A Group Annuity Contract will then be issued to the applicant. While certificates may or may not be issued, each Purchase Payment is confirmed to the contract owner. Surrenders under the Group Annuity Contract may be made at the election of the contract owner, from the Account established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Cash Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan participants.

Because there might not be individual participant accounts, the qualified Group Annuity Contract issued in connection with a Qualified Plan may not provide for death benefits. Annuities purchased for Qualified Plan participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options"). Additionally, since there might not be Annuitants prior to the actual purchase of an Annuity by the contract owner, the provisions regarding the Maturity Date may not be applicable.

                         THE TRAVELERS INSURANCE COMPANY
                                  FIXED ANNUITY


















L-23159                                                                  05/2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees: $18, 400 for 200,000,000 in interests of Fixed Annuity Contracts

Estimate of Printing Costs: $4,000

Cost of Independent Auditors: $4,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 33-770 et seq inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

Citigroup Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) Exhibits

     EXHIBIT
      NUMBER      DESCRIPTION
     --------     -----------
       1.         Underwriting Agreement. Distribution and Principal
                  Underwriting Agreement. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form S-2, File No.
                  333-51804 filed December 14, 2000).

       2.         None

       3(a). Charter of The Travelers Insurance Company, as amended on October 19, 1994. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 333-40193 filed November 17, 1997).

       3(b). By-Laws of The Travelers Insurance Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b) to the Registration Statement on Form N-4, File No. 333-40193 filed November 17, 1997).

       4. Contracts. (Incorporated herein by reference to Pre-Effective Amendement No. 1 to the Registration Statement on Form S-2, File No. 333-103909 filed February 10, 2004).

       5. Opinion Re: Legality, Including Consent. (Incorporated herein by reference to Pre-Effective Amendement No. 1 to the Registration Statement on Form S-2, File No. 333-103909 filed February 10, 2004).

       8.         None.

       9.         None.

      10.         None.

      11          None.

      12.         None.

      13.         None.

      15.         None.

      16.         None.

      23(a). Consent of Independent Registered Public Accounting Firm. Filed herewith.

      23(b).      Consent of Counsel. (See Exhibit 5.)

      24.         Powers of Attorney authorizing Ernest J. Wright or Kathleen A.
                  McGah as signatory for George C. Kokulis, Glenn D. Lammey, Marla Berman Lewitus and Kathleen L. Preston. (Incorporated herein by reference to Exhibit 5 to the Registration Statement on Form S-2, File No. 333-103909, filed on March 18, 2003.)


      24(a). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Edward W. Cassidy and William P. Krivoshik (Incorporated herein by reference to Exhibit 24 (d) to the Registration Statement on Form S-2, File No. 333-69793, filed on March 30, 2005).

      25.         None.

      26.         None.

      27.         None.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

             i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

             iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows, pursuant to Item 512(h) of Regulation S-K:

(h)    Request for Acceleration of Effective Date:

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable gournds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on March 30, 2005.


                         THE TRAVELERS INSURANCE COMPANY
                                  (Registrant)

                             By: *Glenn D. Lammey
                                 Glenn D. Lammey, Chief Financial Officer, Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 30, 2005.

*GEORGE C. KOKULIS                       Director, President and Chief Executive
------------------------------           Officer (Principal Executive Officer)
(George C. Kokulis)


*GLENN D. LAMMEY                        Director, Chief Financial Officer, Chief
------------------------------          Accounting Officer (Principal Financial
(Glenn D. Lammey)                       Officer)


*MARLA BERMAN LEWITUS                   Director, Senior Vice President and
------------------------------          General Counsel
(Marla Berman Lewitus)


*KATHLEEN L. PRESTON                    Director and Executive Vice President
------------------------------
(Kathleen L. Preston)


*EDWARD W. CASSIDY                      Director and Executive Vice President
------------------------------
(Edward W. Cassidy)


*WILLIAM P. KRIVOSHIK                   Director, Senior Vice President and
------------------------------          Chief Information Officer
(William P. Krivoshik)


*By:

         /s/Ernest J. Wright, Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT
LETTER   DESCRIPTION
 23(a)   Consent of KPMG LLP, Independent Registered Public Accounting Firm.